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                                                                  EXHIBIT (c)(7)

                                VOTING AGREEMENT

     THIS VOTING AGREEMENT (this "Agreement"), dated as of June 28, 2000, is entered into by and between RISCORP, Inc., a Florida corporation ("RISCORP") and Chap-Cap Partners, L.P., a Delaware limited partnership ("Shareholder").

                                  WITNESSETH:

     WHEREAS, Shareholder owns (both beneficially and of record) in the aggregate 1,026,500 shares of Series A Common Stock, par value $.01, of RISCORP ("Class A Common Stock");

     WHEREAS, RISCORP, William D. Griffin ("Griffin") and Griffin Acquisition Corp. ("Griffin Acquisition") have entered into that certain Plan and Agreement of Merger, dated as of November 3, 1999 (the "Merger Agreement");

     WHEREAS, RISCORP, Griffin and Griffin Acquisition have entered into that certain First Amendment to the Merger Agreement, dated April 20, 2000 (the "First Amendment");

     WHEREAS, RISCORP, Griffin and Griffin Acquisition have entered into that certain Second Amendment to the Merger Agreement, dated May 10, 2000 (the "Second Amendment");

     WHEREAS, concurrent with the execution and delivery of this Agreement, RISCORP, Griffin and Griffin Acquisition are entering into that certain Third Amendment to the Merger Agreement in the form attached hereto as Exhibit A (the "Third Amendment" and the Merger Agreement as amended by the First Amendment, the Second Amendment and the Third Amendment is hereinafter referred to as the "Final Merger Agreement"); and

     WHEREAS, Shareholder has agreed to enter into this Agreement in order to induce RISCORP, Griffin and Griffin Acquisition to enter into the Third Amendment and to consummate the transactions contemplated by the Final Merger Agreement.

     NOW, THEREFORE, in consideration of Griffin's, Griffin Acquisition's and RISCORP's entering into the Third Amendment and of the mutual covenants and agreements contained herein and other good and valuable consideration, the adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

     1. Representations and Warranties of Shareholder. Shareholder hereby represents and warrants to RISCORP as follows:

        1.1. Title to the Shares. Shareholder is the owner (both beneficially and of record) of the number of shares of Class A Common Stock set forth in the recitals to this Agreement, which as of the date hereof constitutes all of the shares of Class A Common Stock owned beneficially and of record by Shareholder and its affiliates (the "Shareholder Parties") and Shareholder has the exclusive power to vote such shares on all matters submitted to holders of shares of Class A Common Stock. The Shareholder Parties do not have any rights of any nature to acquire any additional shares of Class A Common Stock. The Shareholder Parties own all of such Class A Common Stock free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever (exclusive of any margin borrowing associated with the account in which the shares are held), and, the Shareholder Parties have not appointed or granted any proxy, which appointment or grant is still effective, with respect to any of such shares of Class A Common Stock owned by them.

        1.2. Authority Relative to this Agreement. Shareholder has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Shareholder and the consummation by Shareholder of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Shareholder. This Agreement has been duly and validly executed and delivered by Shareholder and, assuming the due authorization, execution and delivery by RISCORP, constitutes a legal, valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, (i) except as may be limited by bankruptcy, insolvency,
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     moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally, and (ii) subject to general principles of equity.

        1.3. No Conflict. The execution and delivery of this Agreement by Shareholder does not, and the performance of this Agreement by Shareholder will not, (a) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign by Shareholder, or (b) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Shareholder.

     2. Covenants of Shareholder. Shareholder hereby covenants and agrees that, during the time this Agreement is in effect, except as otherwise specifically contemplated by this Agreement, Shareholder shall not, and shall not offer or agree to, sell, transfer, tender, assign, hypothecate or otherwise dispose of, or create or permit to exist any additional security interest, lien, claim, pledge, option, right of first refusal, agreement, limitation on voting rights, charge or other encumbrance of any nature whatsoever with respect to the shares of Class A Common Stock now owned or that may hereafter be acquired by Shareholder.

     3. Voting Agreement. Shareholder hereby agrees that, during the time this Agreement is in effect, at any meeting of the shareholders of RISCORP, however called, and in any action by written consent of the shareholders of RISCORP, Shareholder shall: (a) vote the shares of Class A Common Stock owned by Shareholder in favor of the Final Merger Agreement and any of the transactions contemplated by the Final Merger Agreement; and (b) vote the shares of Class A Common Stock owned by Shareholder against any action or agreement that RISCORP has provided Shareholder with advance written notice is or would be reasonably likely to result in any conditions to RISCORP's obligations under the Final Merger Agreement not being fulfilled; provided, however, that the voting agreement set forth in this Section 3 shall not extend to any further amendment to the Final Merger Agreement that is not approved in writing by Shareholder. Shareholder shall vote on all issues other than those specified in this Section 3 that may come before a meeting of the shareholders of RISCORP in their sole discretion, provided that such vote does not contravene the provisions of this
Section 3.

     4. Representations and Warranties of RISCORP. RISCORP hereby represents and warrants to Shareholder as follows:

        4.1. Authority Relative to this Agreement. RISCORP has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by RISCORP and the consummation by RISCORP of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of RISCORP. This Agreement has been duly and validly executed and delivered by RISCORP and, assuming the due authorization, execution and delivery by Shareholder, constitutes a legal, valid and binding obligation of RISCORP, enforceable against RISCORP in accordance with its terms, (i) except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally, and (ii) subject to general principles of equity.

        4.2. No Conflict. The execution and delivery of this Agreement by RISCORP does not, and the performance of this Agreement by RISCORP will not, (a) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign by RISCORP, or (b) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to RISCORP.

     5. Miscellaneous.

        5.1 Effectiveness. The representations, warranties, covenants and agreements of Shareholder set forth in this Agreement shall become effective and shall be of full force and effect upon the execution of the Third Amendment by RISCORP, Griffin and Griffin Acquisition and, if RISCORP, Griffin or Griffin Acquisition shall fail to execute the Third Amendment, then the representations, warranties, covenants and agreements of Shareholder set forth herein shall be of no force or effect; provided, further, that all such representations, warranties, covenants and agreements shall expire and terminate upon the
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     earlier of (i) the termination of the Final Merger Agreement in accordance with its terms (without regard to any subsequent amendment) or (ii) August 15, 2000.

        5.2. Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

        5.3. Acknowledgement. RISCORP hereby acknowledges and agrees that the communications that Shareholder has had with certain other holders of Class A Common Stock in connection with the negotiation and execution of this Agreement and the Third Amendment do not constitute and shall not be deemed to be "acting together" within the meaning of Rule 13d-5(b) promulgated under the Securities Exchange Act of 1934, as amended or a solicitation of proxies.

        5.4. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

        5.5. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among such parties with respect to the subject matter hereof.

        5.6. Assignment. This Agreement shall not be assigned by operation of law or otherwise.

        5.7. Parties in Interest. This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by, the parties hereto and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

        5.8. Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

        5.9. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.
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        5.10. Notices.  Except as otherwise provided herein, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, facsimile transmission, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5.10):

                                          if to RISCORP:

                                            2 North Tamiami Trail
                                            One Sarasota Tower -- Suite 608
                                            Sarasota, Florida 34236
                                            Attention: Walter E. Riehemann
                                            Facsimile: (941) 366-0993
                                            Telephone: (941) 366-5015

                                          with a copy to:

                                            Alston & Bird LLP
                                            1201 West Peachtree Street
                                            Atlanta, Georgia 30309
                                            Attention: J. Vaughan Curtis, Esq.
                                            Facsimile: (212) 424-8500
                                            Telephone: (212) 424-8000

                                          if to Shareholder:

                                            Chap-Cap Partners, L.P.
                                            Continental Grand Plaza, #411
                                            300 North Continental Blvd.
                                            El Segundo California 90245
                                            Telephone: (310) 563-6900

        5.11 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida applicable to contracts executed in and to be performed in Florida without regard to any principles of choice of law or conflicts of law of such state.

        5.12 Definitions. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Final Merger Agreement.

        5.13 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

        5.14. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
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     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered as of the date first written above.

                                          RISCORP, INC.

                                          By: /s/ Walter E. Riehemann
                                          --------------------------------------
                                                    Walter E. Riehemann
                                                         President

                                          CHAP-CAP PARTNERS, L.P.
                                          By: Chapman Capital L.L.C., as General
                                          Partner

                                          By: /s/ Robert L. Chapman, Jr.
                                            ------------------------------------
                                                   Robert L. Chapman, Jr.
                                                      Managing Member
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                                                                       EXHIBIT A

                      THIRD AMENDMENT TO MERGER AGREEMENT